                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]    Preliminary Proxy Statement   [ ] Confidential, For Use of the Commission

[X]    Definitive Proxy Statement        Only (as permitted by Rule 14a-6(e)(2))

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Rule 14a-11 or Rule 14a-12

                      PEGASUS COMMUNICATIONS CORPORATION
------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No Fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

           (1)  Title of each class of securities to which transaction applies:
           --------------------------------------------------------------------
           (2)  Aggregate  number of  securities  to which  transaction applies:
           --------------------------------------------------------------------
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).
           --------------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
           --------------------------------------------------------------------
           (5)  Total fee paid:
           --------------------------------------------------------------------

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)    Amount Previously Paid:
           --------------------------------------------------------------------
           (2)    Form, Schedule or Registration Statement no.:
           --------------------------------------------------------------------
           (3)    Filing Party:
           --------------------------------------------------------------------
           (4)    Date Filed:
           --------------------------------------------------------------------

                               [GRAPHIC OMITTED]

                       PEGASUS COMMUNICATIONS CORPORATION
                  C/O PEGASUS COMMUNICATIONS MANAGEMENT COMPANY
                                    SUITE 454
                            5 RADNOR CORPORATE CENTER
                               100 MATSONFORD ROAD
                           RADNOR, PENNSYLVANIA 19087

                                 --------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 --------------

TIME                    2:00 p.m. on Wednesday, June 17, 1998

PLACE                   Eagle Lodge Conference Center
                        Ridge Pike and Manor Road
                        Lafayette Hill, Pennsylvania  19444

ITEMS OF BUSINESS       1. To elect nine directors to hold office as specified
                           in the proxy statement.

                        2. To ratify the appointment of Coopers & Lybrand L.L.P.
                           as independent accountants for the Company for the current fiscal year.

                        3. To act upon any other matters properly coming before
                           the meeting or any adjournment thereof.

RECORD DATE                The close of business on May 15, 1998 has been fixed
                           as the record date for the meeting. All stockholders of record at that time are entitled to notice of, and all such holders of Class A Common Stock and Class B
                           Common Stock are entitled to vote at, the meeting and any adjournment or postponement thereof.

FORM 10-K/A                The Company's Form 10-K/A for the year ended
                           December 31, 1997 is being mailed simultaneously herewith. The Form 10-K/A is not to be considered part of the proxy solicitation materials.

IMPORTANT                  In order to avoid additional soliciting expense to
                           the Company, please MARK, SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the meeting. If you attend the meeting and wish to vote your shares in person, arrangements will be made for you to do so.

                                             By order of the Board of Directors,

                                             TED S. LODGE
                                             Secretary

May 22, 1998

                               [GRAPHIC OMITTED]


                       PEGASUS COMMUNICATIONS CORPORATION
                  C/O PEGASUS COMMUNICATIONS MANAGEMENT COMPANY
                                    SUITE 454
                            5 RADNOR CORPORATE CENTER
                               100 MATSONFORD ROAD
                           RADNOR, PENNSYLVANIA 19087


                          ----------------------------

                                 PROXY STATEMENT

                          ----------------------------

                                  May 22, 1998


         This Proxy Statement, which is being sent to stockholders on or about May 22, 1998, is furnished in connection with the solicitation of proxies by the Board of Directors of Pegasus Communications Corporation ("Pegasus" or the "Company") for use at the forthcoming Annual Meeting of Stockholders to be held on Wednesday, June 17, 1998 (the "Meeting"), and at any adjournment or postponement thereof.

         The close of business on May 15, 1998 has been fixed as the record date for the Meeting (the "Record Date"). All stockholders of record at that time are entitled to notice of, and all holders of record of the Company's Class A Common Stock ("Class A Common Stock") and Class B Common Stock ("Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") are entitled to vote at the Meeting and any adjournment or postponement thereof. On the Record Date, there were outstanding 11,326,515 shares of Class A Common Stock and 4,581,900 shares of Class B Common Stock, which constituted the only outstanding securities of the Company entitled to vote.

VOTING AND REVOCABILITY OF PROXIES

         On each matter voted upon at the Meeting and any adjournment or postponement thereof, holders of Class A Common Stock and Class B Common Stock will vote together as a single class. Each record holder of Class A Common Stock will be entitled to one vote per share, and each record holder of Class B Common Stock will be entitled to ten votes per share.

         Directors are to be elected by a plurality of the votes of the shares present, in person or by proxy, at the Meeting and entitled to vote. Cumulative voting in the election of directors is not permitted. Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, at the Meeting and entitled to vote. If a proxy is marked as "Withhold Authority" or "Abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter (a "Specified Non-Vote"), the shares represented by such proxy will not be voted on such matter. Abstentions will be included within the number of shares present at the Meeting and entitled to vote for purposes of determining whether such matter has been authorized, but nominee and other Specified Non- Votes will not be so included.

         Shares may be voted at the Meeting in person or by proxy. All valid proxies received prior to the Meeting will be voted. Unless marked to the contrary, such proxies will be voted "FOR" the election of all directors and "FOR" the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for 1998. If any other business is brought before the Meeting, the proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission (the "Commission"), in accordance with the judgment of the persons voting the proxies. A stockholder who has given a proxy may revoke it at any time prior to such proxy being voted at the Meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and giving notice of such revocation. Attendance at the Meeting does not by itself constitute revocation of a proxy.

         In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, telephone, telegram, or otherwise. Arrangements also may be made with brokerage houses and other custodians, nominees and for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.


                        PROPOSAL 1. ELECTION OF DIRECTORS


         The Board of Directors has nominated nine persons for election as directors whose terms will expire at the 1999 Annual Meeting of Stockholders, or when their successors are duly elected and qualified. The nominees are Marshall
W. Pagon, Michael C. Brooks, Harry F. Hopper, III, James J. McEntee, III, Mary
C. Metzger, William P. Phoenix, Riordon B. Smith, Robert N. Verdecchio and Donald W. Weber, all of whom other than Mr. Phoenix are currently directors of the Company.

         Pursuant to the Voting Agreement entered into in connection with the merger of Digital Television Services, Inc. ("DTS") into a subsidiary of the Company (the "DTS Merger"), Marshall W. Pagon, the Company's President, Chief Executive Officer and Chairman of the Board of Directors, certain affiliates of Mr. Pagon who hold all of the Class B Common Stock, and certain former stockholders of DTS (with respect to shares of Class A Common Stock received by them in the DTS Merger) agreed during the term of the Voting Agreement for a Board of Directors consisting of at least nine members, subject to reduction in certain circumstances, with three independent directors, three directors to be designated by Mr. Pagon and one director to be designated by each of Chisholm Partners III, L.P. ("Chisholm"), Columbia Capital Corporation ("Columbia") and Whitney Equity Partners, L.P.("Whitney").

Under the terms of the Voting Agreement, the parties to the Voting Agreement are obligated to vote for the election of each of the nine nominated directors. For more information about the Voting Agreement, see "ADDITIONAL INFORMATION -- Certain Relationships and Related Transactions -- Voting Agreement." As of the Record Date, the shares covered by the Voting Agreement represent 48,062,365 of the votes or approximately 84.1% of the voting power entitled to vote at the Meeting. As a consequence, the parties to the Voting Agreement have sufficient power to vote for the election of all of the nominees nominated by the Board of Directors without the vote of any other stockholders.

         If any nominee should be unable to serve as a director, an event not now anticipated, it is intended that the shares represented by proxies will be voted for the election of such substitute as the Board of Directors may nominate. Set forth below is certain information with respect to the persons nominated as directors of the Company.

         Marshall W. Pagon has served as President, Chief Executive Officer and Chairman of the Board of the Company since its incorporation and served as Treasurer of the Company from its incorporation to June 1997. Mr. Pagon also serves as Chief Executive Officer and Director of each of the Company's subsidiaries, including Pegasus Media & Communications, Inc. ("PM&C") and since April 27, 1998 DTS. From 1991 to October 1994, when the assets of various affiliates of the Company, principally limited partnerships that owned and operated the Company's television and cable operations, were transferred to subsidiaries of the Company, entities controlled by Mr. Pagon served as the general partner of these partnerships and conducted the business of the Company. Mr. Pagon's background includes over 17 years of experience in the media and communications industry. Mr. Pagon is one of his own designees to the Board of Directors pursuant to the Voting Agreement. Mr. Pagon is 42 years old.

         Michael C. Brooks has been a Director of the Company and of PM&C, a wholly-owned subsidiary of the Company, since April 27, 1998. From February 1997 until April 27, 1998, Mr. Brooks had been a director of DTS, or a manager of its predecessor, Digital Television Services, LLC ("DTS LLC"). He has been a general partner of J.H. Whitney & Co., a venture capital firm, since January 1985 and currently serves as Senior Partner. Mr. Brooks is also a director of SunGard Data Systems Inc., Nitinol Medical Technologies, Inc. and several private companies. Mr. Brooks is serving as a director of the Company as Whitney's designee to the Board of Directors. Mr. Brooks is 53 years old.

         Harry F. Hopper, III has been a Director of the Company and of PM&C since April 27, 1998. From June 1996 until April 27, 1998, Mr. Hopper had been a director of DTS, or a manager of its predecessor, DTS LLC. Mr. Hopper has been a Managing Director of Columbia since January 1997. From January 1994 to January 1997, Mr. Hopper was a Senior Vice President of Columbia. From May 1990 to January 1994, he was an Executive Vice President of the corporate general partners of Bachtel Cellular Liquidity, LP and Paul S. Bachow Co-Investment Fund, LP. Mr. Hopper is serving as a Director of the Company as Columbia's designee to the Board of Directors. Mr. Hopper is 44 years old.

         James J. McEntee, III has been a Director of the Company since October 8, 1996 and a Director of PM&C since November 1996. Mr. McEntee has been a member of the law firm of Lamb, Windle & McErlane, P.C. for the past five years and a principal of that law firm for the past four years. Mr. McEntee is serving as a director of the Company as the designee of Harron Communications Corp.

and is one of the designated independent directors under the Voting Agreement. Mr. McEntee is 40 years old.

         Mary C. Metzger has been a Director of the Company since November 14, 1996 and a Director of PM&C since November 1996. Ms. Metzger has been Chairman of Personalized Media Communications L.L.C. and its predecessor company, Personalized Media Communications Corp., since February 1989. Ms. Metzger has also been Managing Director of Video Technologies International, Inc. since June 1986. Ms. Metzger is one of the directors designated as an independent director under the Voting Agreement. Ms. Metzger is 52 years old.

         William P. Phoenix is a Managing Director of CIBC Oppenheimer Corp. and co-head of its Credit Capital Markets Group. Mr. Phoenix is also a member of CIBC Oppenheimer Corp.'s credit, investment and risk committees. Prior to joining CIBC Oppenheimer Corp. in 1995, Mr. Phoenix had been a Managing Director of Canadian Imperial Bank of Commerce with management responsibilities for the bank's acquisition finance, mezzanine finance and loan workout and restructuring businesses. Mr. Phoenix joined Canadian Imperial Bank of Commerce in 1982. Mr. Phoenix is one of Mr. Pagon's designees to the Board of Directors pursuant to the Voting Agreement. Mr. Phoenix is 41 years old.

         Riordon B. Smith has been a Director of the Company and of PM&C since April 27, 1998. From February 1997 until April 27, 1998, Mr. Smith had been a director of DTS, or a manager of its predecessor, DTS LLC. Mr. Smith is a Senior Vice President of Fleet Private Equity Co., Inc. which he joined in 1990. Fleet Private Equity Co., Inc. is a private equity fund with an investment focus in media and information, telecommunications services, healthcare services, industrial manufacturing, business services and consumer products and services. Mr. Smith is serving as a director of the Company as Chisholm's designee to the Board of Directors. Mr. Smith is 37 years old.

         Robert N. Verdecchio has been a Director of the Company since December 18, 1997 and has been nominated to serve as a director of the Company as one of Mr. Pagon's designees under the Voting Agreement. Mr. Verdecchio has served as the Company's Senior Vice President, Chief Financial Officer and Assistant Secretary since its incorporation and has served as Treasurer of the Company since June 1997. He has also served similar functions for the affiliates and predecessors in interest of PM&C since 1990. Mr. Verdecchio is also a Director of PM&C. Mr. Verdecchio is a certified public accountant and has over 12 years of experience in the media and communications industry. Mr. Verdecchio is 41 years old.

         Donald W. Weber has been a Director of the Company since its incorporation and a Director of PM&C since November 1995. Until its acquisition by Pegasus in November 1997, Mr. Weber had been the President and Chief Executive Officer of ViewStar Entertainment Services, Inc., a National Rural Telecommunications Cooperative associate, which distributes DIRECTV(R) services in North Georgia, since August 1993. From November 1991 through August 1993, Mr. Weber was a private investor and consultant to various communication companies. Prior to that time, Mr. Weber was President and Chief Operating Officer of Contel Corporation until its merger with GTE Corporation in 1991. Mr. Weber is currently a member of the boards of directors of Powertel, Inc. and Healthdyne Information Enterprises, Inc., which are publicly traded companies. Mr. Weber is one of the directors designated as an independent director under the Voting Agreement. Mr. Weber is 61 years old.

Information Concerning Meetings and Certain Committees

         The Board of Directors held seven meetings during 1997. The Company has a standing Audit Committee, a standing Compensation Committee and since December 18, 1997 a standing Nominating Committee of its Board of Directors.

         The Audit Committee reviews (i) the scope of the Company's audit, (ii) the corporate accounting practices and policies with the Company's independent accountants and recommends to whom reports should be submitted within the Company, (iii) the final report of the Company's independent accountants, and
(iv) overall accounting and financial controls with internal and independent accountants. The Audit Committee is also available to the independent accountants during the year for consultation purposes. Messrs. Smith and Weber and Ms. Metzger are members of the Audit Committee. During 1997, the Audit Committee met once.

         The Compensation Committee establishes the salaries of executive officers and makes recommendations to the Board of Directors regarding the adoption, extension, amendment and termination of compensation plans in which officers or directors may participate. Prior to October 31, 1997, the Compensation Committee also exercised certain administrative powers pursuant to the Pegasus Communications Restricted Stock Plan (the "Restricted Stock Plan") and the Pegasus Communications 1996 Stock Option Plan (the "Stock Option Plan"). Messrs. Hopper, McEntee and Weber are members of the Compensation Committee. The Compensation Committee met once during 1997.

         The Nominating Committee nominates all persons (other than the designees of Mr. Pagon, Chisholm, Columbia and Whitney pursuant to the Voting Agreement) to serve as directors of the Company. The Nominating Committee will not consider nominees recommended by the Company's stockholders. Messrs. Brooks and Pagon and Ms. Metzger are members of the Nominating Committee. The Nominating Committee did not meet during 1997.

         During 1997, all incumbent directors attended in person or by conference telephone at least 75% of the total number of meetings of the Board of Directors and committees of the Board on which they served during their incumbency.

Compensation of Directors

         Under the Company's Bylaws, each director is entitled to receive such compensation, if any, as may from time to time be fixed by the Board of Directors. The Company currently pays its directors who are not employees or officers of the Company an annual retainer of $5,000 plus $500 for each Board meeting attended in person and $250 for each Board meeting held by telephone. The Company also reimburses each director for all reasonable expenses incurred in traveling to and from the place of each meeting of the Board or committee of the Board.

         On March 21, 1997 and February 17, 1998, James J. McEntee, III, Mary C. Metzger and Donald W. Weber, representing all of the Company's nonemployee directors at those dates, each received options under the Stock Option Plan to purchase 5,000 shares of Class A Common Stock. Each option vests in annual installments of 2,500 shares, was issued at an exercise price of $11.00 per share and $21.375, respectively (the price equal to the closing price of the Class A Common Stock on the trading date before the grant date), and is exercisable until the tenth anniversary from the date of grant.

         THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

               PROPOSAL 2. RATIFICATION OF APPOINTMENT OF AUDITORS

         The firm of Coopers & Lybrand L.L.P. served as the Company's independent accountants for 1997 and has been selected by the Board of Directors to serve in the same capacity for 1998. The stockholders will be asked to ratify this appointment at the Meeting. The ratification of independent accountants by the stockholders is not required by law or the Company's Bylaws. The Company has submitted this matter to the stockholders because it believes it to be good practice to do so. The affirmative vote of holders of a majority of the outstanding shares of Common Stock present, in person or by proxy, at the Meeting and entitled to vote is required to ratify the appointment of Coopers & Lybrand L.L.P. If a majority of the votes cast on this matter are not cast in favor of the ratification of Coopers & Lybrand L.L.P., the Company will appoint other independent accountants as soon as practicable and before the close of the 1998 year.

         A representative of Coopers & Lybrand L.L.P. is expected to be present at the Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she so desires.

         THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1998.


                            PROPOSAL 3. OTHER MATTERS

         The Board of Directors knows of no matters to be presented for action at the Meeting other than those set forth in the attached notice and customary procedural matters. However, if any other matters should properly come before the Meeting or any adjournment or postponement thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the Commission, in accordance with the judgment of the persons voting such proxies.


                             ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, as well as persons beneficially owning more than ten percent of a registered class of the Company's equity securities (collectively, the "Covered Persons"), to file reports of ownership and changes in ownership with the Commission and to furnish the Company with copies of such reports.

         Based on the Company's review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to the filing of reports on Forms 3, 4 and 5, the Company believes that all filings required to be made by the Covered Persons for 1997 were made on a timely basis, other than a Form 4 filed for Howard E. Verlin, an executive officer of the Company, for December 1997 which reported only one of the two sales made by Mr. Verlin during the month. Mr. Verlin's December 1997 Form 4 was amended 11 days after it was due to reflect the previously unreported sale.

Executive Compensation

         The following table sets forth certain information, for the Company's last three fiscal years concerning the annual and long-term compensation paid to the Company's Chief Executive Officer and to each of the Company's most highly compensated officers whose total annual salary and bonus for the fiscal year ended December 31, 1997 exceeded $100,000 (collectively, the "Named Officers"):

                                                       Summary Compensation Table
                                                                                                Long-Term
                                                                             Annual            Compensation
                                                                         Compensation(1)          Awards
                                                                         ---------------          ------

                                                                                          Restricted  Securities       All
                                                                                            Stock     Underlying      Other
Name                     Principal Position                              Year    Salary     Award(2)    Options    Compensation(3)
----------------------   --------------------------------------          ----    ------     --------    -------    ---------------

Marshall W. Pagon        President and Chief Executive Officer           1997   $200,000   $100,558      85,000      $74,409(4)
                                                                         1996   $150,000      --          --         $62,253(4)
                                                                         1995   $150,000      --          --            --

Robert N. Verdecchio     Senior Vice President and Chief                 1997   $150,000   $ 50,279      40,000      $18,741
                         Financial Officer                               1996   $125,000   $555,940       --         $ 6,875
                                                                         1995   $122,083   $133,450       --            --

Ted S. Lodge(5)          Senior Vice President, Chief                    1997   $150,000   $ 40,223      40,000      $ 9,863
                         Administrative Officer and                      1996   $ 75,000      --          --            --
                         General Counsel

Howard E. Verlin         Vice President, Satellite and                   1997   $135,000   $100,558      40,000      $ 8,763
                         Cable Television                                1996   $100,000      --          --         $ 1,100
                                                                         1995   $100,000   $ 95,321       --            --

----------------------
(1) Prior to the consummation of the Company's initial public offering on October 3, 1996 (the "Initial Public Offering"), the Company's executive officers never received any salary or bonus compensation from the Company. The salary amounts presented above for 1995 and for January 1, 1996 through October 8, 1996 were paid by an affiliate of the Company. After October 8, 1996, the Company's executive officers' salaries were paid by the Company. There are no employment agreements between the Company and its executive officers.
(2) Awards presented for 1995 represent grants of the non-voting common stock of Pegasus Communications Holdings, Inc., the parent of the Company (the "Parent"). In 1995, 875 shares and 625 shares of the Parent's non-voting common stock were granted to Mr. Verdecchio and Mr. Verlin, respectively. The amounts shown in the table for 1995 are based on a valuation prepared for the Parent at the time of the grants. Upon the completion of the Initial Public Offering, all shares of the Parent's non-voting common stock were exchanged for shares of Class A Common Stock pursuant to the Management Share Exchange Agreement. As a result, Messrs. Verdecchio and Verlin received an aggregate of 131,193 and 39,321 shares of Class A Common Stock, respectively. In addition, upon the Initial Public Offering, certain shares of Class B Common Stock were exchanged for shares of Class A Common Stock and distributed to certain members of management, including 38,807 shares of Class A Common Stock that were distributed to Mr. Verdecchio. One-fourth of the aggregate shares granted in 1995 and 1996 vested or will vest on December 31 of each of 1995, 1996, 1997 and 1998. In 1996, Mr. Verdecchio also received a grant of 903 shares pursuant to the Company's Restricted Stock Plan, which shares were immediately vested. On December 31, 1997, Messrs. Verdecchio and Verlin had an aggregate of 42,500 and 9,830 shares of Class A Common Stock, respectively, which were unvested and had a value as of December 31, 1997 of $881,875 and $203,973, respectively, based on the closing price of the Class A Common Stock on such date of $20.75.
(3) Unless otherwise indicated, the amounts listed represent the Company's contributions under its 401(k) Plans. Of the amounts listed for 1997 for Messrs. Pagon, Verdecchio, Lodge and Verlin, $63,228, $9,500, $1,800 and $1,685, respectively, represent contributions to the Company's stock fund under the Company's 401(k) Plans; $3,153, $3,153, $1,800 and $1,685, respectively, represent Company matching contributions under the Company's 401(k) Plans; and $8,028, $6,089, $6,263 and $5,393, respectively, represent Company additional contributions under the Company's 401(k) Plans.
(4) Of the amounts listed for Mr. Pagon for 1997 and 1996, $53,727 and $53,728, respectively, represent the actuarial benefit to Mr. Pagon of premiums paid by the Company in connection with the split dollar agreement entered into by the Company with the trustees of an insurance trust established by Mr. Pagon. See "-- Certain Relationships and Related Transactions -- Split Dollar Agreement."
(5)      Mr. Lodge became an employee of the Company on July 1, 1996.

                                               Option Grants in 1997

                                                                                                      Potential Realizable Value
                                                                                                      at Assumed Annual Rates of
                                                                                                     Stock Price Appreciation for
                                                     Individual Grants                                      Option Term(2)
                             -----------------------------------------------------------------        ---------------------------

                                              % of Total
                                            Options Granted       Exercise
                             Options        to Employees in         Price          Expiration
        Name                 Granted        Fiscal Year(1)        Per Share           Date               5%                10%
        ----                 -------        --------------        ---------           ----               --                ---

Marshall W. Pagon            85,000              38.6%             $11.00            3-21-07          $588,016         $1,490,149

Robert N. Verdecchio         40,000              18.2%             $11.00            3-21-07          $276,714           $701,247

Howard E. Verlin             40,000              18.2%             $11.00            3-21-07          $276,714           $701,247

Ted S. Lodge                 40,000              18.2%             $11.00            3-21-07          $276,714           $701,247

------------------
(1) The Company granted options to employees and directors to purchase a total of 220,000 shares during 1997.
(2) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.

                         Aggregated Option Exercises in 1997 and 1997 Year-End Option Values


                                                                      Number of Unexercised               Value of Unexercised
                                                                        Options at Fiscal                 In-the-Money Options
                                                                            Year-End                      at Fiscal Year-End(1)
                                                                 -------------------------------     ------------------------------

                             Shares
                           Acquired on
        Name                 Exercise       Value Realized       Exercisable       Unexercisable     Exercisable      Unexercisable
        ----                 --------       --------------       -----------       -------------     -----------      -------------

Marshall W. Pagon              --                 --                  --              85,000              --            $828,750

Robert N. Verdecchio           --                 --                  --              40,000              --            $390,000

Howard E. Verlin               --                 --                  --              40,000              --            $390,000

Ted S. Lodge                   --                 --                  --              40,000              --            $390,000

------------------
(1) In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing price of the Company's Class A Common Stock on December 31, 1997 was $20.75 per share.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

Introduction

         Pursuant to rules established by the Securities and Exchange Commission, the Company is required to provide certain information with respect to compensation provided to the Company's Chief Executive Officer and its other executive officers. In fulfillment of this requirement, the Compensation Committee of the Board of Directors has prepared the following report addressing the Company's executive compensation policies for the fiscal year ended December 31, 1997 for inclusion in the Proxy Statement.

         The Compensation Committee reviews and approves salaries and other matters relating to compensation of the Company's executive officers, including certain incentive compensation and other forms of compensation and benefits, and, prior to October 31, 1997, administered the Restricted Stock Plan (with respect to executive officers) and the Stock Option Plan. Effective October 31, 1997, the Company's Board of Directors began administering the Restricted Stock Plan (with respect to executive officers) and the Stock Option Plan. The Compensation Committee of the Company's Board of Directors consists entirely of non-employee directors, and the April 27, 1998 Voting Agreement provides that the Compensation Committee shall consist of one independent director (within the meaning of the Voting Agreement), one director to be designated by Mr. Pagon and one director to be designated by a majority of the directors designated by Chisholm, Columbia and Whitney. The Compensation Committee currently consists of two independent directors (within the meaning of the Voting Agreement) and one director designated by a majority of the directors designated by Chisholm, Columbia and Whitney. During 1997, the Compensation Committee consisted of James
J. McEntee, III and Donald W. Weber. The Compensation Committee met once in
1997.

Compensation Policies

         The Company seeks to achieve the following goals with the Company's executive compensation programs: attract and retain key employees and non-employee directors and motivate them to exercise their best efforts on behalf of the Company, and promote growth in stockholder value by providing employees with restricted stock awards under the Restricted Stock Plan and grants of options to purchase Class A Common Stock of the Company under the Stock Option Plan.

Base Compensation

         The Company's executive compensation philosophy places a high degree of emphasis on incentive compensation in the form of equity-based plans. Accordingly, in the opinion of the Compensation Committee, based upon information available to the Committee on competitive salaries, the base compensation paid to the Company's executive officers falls at the lower end of the range of salaries for similar positions in comparable media and communications companies.

Equity Incentive Plans

         The Company provides equity incentive compensation to its executive officers and key employees primarily through the Restricted Stock Plan and the Stock Option Plan.

         Restricted Stock Plan. The Restricted Stock Plan was adopted by the Company and approved by its stockholders in September 1996 and amended on three occasions, including an amendment to increase the number of shares covered by the plan in April 1998. Awards under this plan, other than excess and discretionary awards, are in proportion to the annual increases in the Company's or a business unit's location cash flow. The Company believes that location cash flow is accepted within the media and communications industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of companies operating in this industry. The Company believes that the Restricted Stock Plan, together with its other equity incentive plans, will result in greater increases in stockholder value than conventional stock option programs, because these plans create a clear cause and effect relationship between initiatives taken to increase location cash flow and the amount of incentive compensation that results therefrom.

         The Restricted Stock Plan provides for four types of restricted stock awards that are made in the form of the Company's Class A Common Stock: (i) profit sharing awards to general managers, department managers and corporate managers (other than executive officers); (ii) special recognition awards for consistency (team award), initiative (a team or individual award), problem solving (a team or individual award) and individual excellence; (iii) excess awards that are made to the extent that an employee does not receive a matching contribution under the Company's U.S. 401(k) Plan or Puerto Rico 401(k) Plan because of restrictions imposed by the Internal Revenue Code of 1986, as amended, or the Puerto Rico Internal Revenue Code, respectively; and (iv) discretionary restricted stock awards. Executive officers are eligible to receive awards under the Restricted Stock Plan consisting of (i) special recognition awards, (ii) excess awards made to the extent that an employee does not receive a matching contribution under either of the Company's 401(k) Plans because of restrictions under either the U.S. or Puerto Rico Internal Revenue Codes, and (iii) discretionary awards determined by a committee of not fewer than two non-employee directors of Pegasus or the entire Board of Directors of Pegasus. In 1997, the Company issued a total of 95,715 shares of its Class A Common Stock under the Restricted Stock Plan. The Company has made and intends to make additional grants to key employees under the Restricted Stock Plan.

         Stock Option Plan. The Stock Option Plan was adopted by the Company and approved by stockholders in September 1996 and amended to increase the number of shares covered by the plan in April 1998. Executive officers, who are not eligible to receive profit sharing awards under the Restricted Stock Plan, are eligible to receive incentive stock options and nonqualified stock options under the Stock Option Plan subject to certain limits. Non-employee directors are eligible to receive nonqualified stock options under the Stock Option Plan. Currently four executive officers and seven non-employee directors are eligible to receive options under the Stock Option Plan. In 1997, an aggregate of 220,000 options were granted under the Stock Option Plan. The Company intends to make future grants under the Stock Option Plan to a broad-based group of employees, including executive officers, senior managers, directors and other key employees.

Chief Executive Officer Compensation

         The Compensation Committee uses the same factors in determining the compensation of the Chief Executive Officer as it does for the other executive officers. The salary received by the Chief Executive Officer in 1997 was based on the compensation policies discussed above.


                                               THE COMPENSATION COMMITTEE

                                                     James J. McEntee, III
                                                     Donald W. Weber
April 24, 1998

Performance Graph

         The graph set forth below compares the cumulative total returns to holders of Class A Common Stock of the Company with the cumulative total return of the Nasdaq Stock Market-U.S. Index and the Nasdaq Telecommunications Index for the period beginning October 4, 1996, the date trading first began in the Company's Class A Common Stock on the Nasdaq National Market. The graph assumes that the value of the investment in the relevant stock or index was $100 at October 4, 1996 and that all dividends were reinvested. Total returns are calculated based on a fiscal year ending December 31. The closing market price of the Company's Class A Common Stock on December 31, 1997 was $20.75.

                  Comparison of Cumulative Total Return for the
                Period From October 4, 1996 to December 31, 1997

200 |-------------------------------------------------------------------------|
    |                                                                         |
    | ----------------------------------------------                          |
    | | - * - Pegasus Communications Corporation   |                          |
    | | - $ - Nasdaq Stock Market (U.S.)           |                          |
175 | | - & - Nasdaq Telecommunications            |                          |
    | ----------------------------------------------                          |
    |                                                                         |
    |                                                                         |
    |                                                                         |
150 |-------------------------------------------------------------------------|
    |                                                                 *       |
    |                                                                 &       |
    |                                                                         |
    |                                                                 $       |
125 |                                                                         |
    |                                                                         |
    |                                                                         |
    |                                   $                                     |
    |                                                                         |
100 |-------&*$---------------------------------------------------------------|
    |                                   &                                     |
    |                                   *                                     |
    |                                                                         |
    |                                                                         |
 75 |                                                                         |
    |                                                                         |
    |                                                                         |
    |                                                                         |
    |                                                                         |
 50 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                                         |
    |                                                                         |
    |                                                                         |
 25 |                                                                         |
    |                                                                         |
    |                                                                         |
    |                                                                         |
    |                                                                         |
  0 |--------------|--------------------|------------------------|------------|
           October 4, 1996      December 31, 1996         December 31, 1996



    |--------------------------------------------------------------------------------------------------|
    |                                      October 31, 1996     December 31,1996     December 31, 1997 |
    |                                                                                                  |
    |--------------------------------------------------------------------------------------------------|
    |Pegasus Communications Corporation        100.00              98.21                148.21         |
    |--------------------------------------------------------------------------------------------------|
    |Nasdaq Stock Market (U.S.)                100.00             103.16                126.62         |
    |--------------------------------------------------------------------------------------------------|
    |Nasdaq Telecommunications                 100.00              99.59                147.10         |
    |--------------------------------------------------------------------------------------------------|

                                      -12-

Principal Stockholders

         The following table sets forth as of April 30, 1998 certain information regarding the beneficial ownership of the Class A Common Stock and Class B Common Stock by (a) each stockholder known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the Class A Common Stock and Class B Common Stock, based upon Company records or the records of the Commission, (b) each director of the Company, (c) each of the Named Officers, and (d) all executive officers and directors of the Company as a group. Each share of Class B Common Stock is currently convertible at the discretion of the holders into an equal amount of shares of Class A Common Stock. Each of the stockholders named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated.

                                                          Pegasus Class A                 Pegasus Class B
                                                           Common Stock                    Common Stock
                                                        Beneficially Owned              Beneficially Owned
                                                        ------------------              ------------------
                                                    Shares                  %         Shares              %
                                               --------------              -----      ---------         -----

Marshall W. Pagon(1)(2).....................   6,842,265(3)(4)(5)          43.0%      4,581,900(4)      100.0%
Robert N. Verdecchio........................     250,203(5)(6)(7)           2.2%             --           --
Howard E. Verlin............................      52,153(6)(7)               *               --           --
Ted S. Lodge................................      15,669(7)(8)               *               --           --
James J. McEntee, III.......................       3,000(9)                  *               --           --
Mary C. Metzger.............................       3,000(9)                  *               --           --
Donald W. Weber.............................     390,920(10)                3.5%             --           --
Harron Communications Corp.(11).............     852,110                    7.5%             --           --
Columbia Entities (as defined)(12)             6,842,265(3)(4)             43.0%      4,581,900(4)      100.0%
Whitney Equity Partners, L.P.(13)              6,842,265(3)(4)             43.0%      4,581,900(4)      100.0%
Fleet Entities (as defined)(14).............   6,842,265(3)(4)             43.0%      4,581,900(4)      100.0%
Riordon B. Smith(15)........................   6,842,265(3)(4)             43.0%      4,581,900(4)      100.0%
Michael C. Brooks(16).......................   6,842,265(3)(4)             43.0%      4,581,900(4)      100.0%
Harry F. Hopper, III(17)....................     180,036                    1.6%             --           --
William P. Phoenix..........................          --                     --              --           --
Directors and Executive Officers as
    a Group (11 persons)(18)...............    7,652,477                   47.9%      4,581,900         100.0%

----------------------

*        Represents less than 1% of the outstanding shares of Class A Common
         Stock.

(1) The address of this person is c/o Pegasus Communications Management Company, 5 Radnor Corporate Center, Suite 454, 100 Matsonford Road, Radnor, Pennsylvania 19087.
(2) Pegasus Capital, L.P. holds 1,217,348 shares of Class B Common Stock. Mr. Pagon is the sole shareholder of the general partner of Pegasus Capital, L.P. and is deemed to be the beneficial owner of these shares. All of the 3,364,552 remaining shares of Class B Common Stock are owned by the Parent and two subsidiaries of the Parent: Pegasus Northwest Offer Corp and Pegasus Scranton Offer Corp. All shares of Class A Voting Common Stock of the Parent are held by Pegasus Communications Limited Partnership. Mr. Pagon controls Pegasus Communications Limited Partnership by reason of his ownership of all the outstanding voting stock of the sole general partner of a limited partnership that is, in turn, the sole general partner in Pegasus Communications Limited Partnership. As such, without giving effect to the Voting Agreement, Mr. Pagon is the beneficial owner of 100% of Class B Common Stock with sole voting and investment power over all such shares.
(3) Includes 4,581,900 shares of Class B Common Stock, which are convertible into shares of Class A Common Stock on a one-for-one basis and 17,000 shares of Class A Common Stock which are issuable upon the exercise of the vested portion of outstanding stock options.
(4) Mr. Pagon, the Company, Pegasus Capital, L.P., the Parent, Pegasus Northwest Offer Corp, Pegasus Scranton Offer Corp, the Columbia Entities (as defined), Whitney and the Fleet Entities (as defined) have entered into the Voting Agreement, which provides that these parties vote all shares held by them in the manner specified in the Voting Agreement. As a consequence of being parties to the Voting Agreement, each of these parties is deemed to have shared voting power over certain shares beneficially owned by them in the aggregate for the purposes specified in the Voting Agreement. As such, the parties to the Voting Agreement are each deemed to be the beneficial owner with respect to 4,581,900 shares of Class B Common Stock and 6,842,265 shares of Class A Common Stock (including 4,581,900 shares of Class A Common Stock upon conversion of the all of the outstanding shares of Class B Common Stock). See "-- Certain Relationships and Related Transactions -- Voting Agreement".
(5) Includes 84,769 shares of Class A Common Stock held in the Company's 401(k) plan, over which Messrs. Pagon and Verdecchio share voting power in their capacities as co-trustees.
(6) On March 26, 1997, the Commission declared effective a registration statement filed by Pegasus which would permit Messrs. Verdecchio and Verlin to sell shares of Class A Common Stock subject to certain vesting and other restrictions. As of April 30, 1998, Messrs. Verdecchio and Verlin are permitted to sell 150,000 and 29,321 shares of Class A Common Stock, respectively, pursuant to the registration statement. Messrs. Verdecchio and Verlin have sole voting and investment power over their shares, subject to certain vesting restrictions.
(7) Includes 9,090 shares of Class A Common Stock which are issuable upon the exercises of the vested portion of outstanding stock options.
(8) Includes 1,500 shares of Class A Common Stock owned by Mr. Lodge's wife, for which Mr. Lodge disclaims beneficial ownership, and 5,079 shares of Class A Common Stock issued to Mr. Lodge and his wife, subject to certain vesting restrictions.
(9) Includes 2,500 shares of Class A Common Stock which are issuable upon the exercise of the vested portion of outstanding stock options.
(10) Includes 5,885 shares of Class A Common Stock issuable upon the exercise of the vested portion of outstanding stock options.
(11) Under the terms of a stockholder's agreement entered into by the Company in connection with the acquisition of direct broadcast satellite television rights in Michigan and Texas, the Company has until October 8, 1998 a right of first offer to purchase any shares sold by Harron Communications Corp. in a private transaction exempt from registration under the Securities Act of 1933, as amended. The address of Harron Communications Corp. is 70 East Lancaster Avenue, Frazer, Pennsylvania 19355.
(12) The Columbia Entities consist of Columbia Capital Corporation and Columbia DBS, Inc. Columbia Capital Corporation and Columbia DBS, Inc. directly hold 429,812 shares of Class A Common Stock and 18,316 shares of Class A Common Stock, respectively. Columbia Capital Corporation has directors who also serve as directors of Columbia DBS, Inc. Columbia Capital Corporation and Columbia DBS, Inc. each disclaim beneficial ownership of all shares of Class A Common Stock held by the other entity. The address of each of the Columbia Entities is 201 N. Union Street, Suite 300, Alexandria, Virginia 22314- 2642.
(13) Includes 959,473 shares of Class A Common Stock held directly by Whitney over which it has, with the exception of matters covered by the Voting Agreement, sole voting and investment power. The shares of Class A Common Stock held directly by Whitney represent 8.5% of the shares of Class A Common Stock. The address of Whitney is 177 Broad Street, Stamford, Connecticut 06901.

(14) The Fleet Entities consist of Fleet Venture Resources, Inc. ("Fleet Venture"), Fleet Equity Partners VI, L.P. ("Fleet Equity"), Chisholm and Kennedy Plaza Partners ("Kennedy"). 406,186, 174,079, 147,611 and 10,179 shares of Class A Common Stock are held by Fleet Venture, Fleet Equity, Chisholm and Kennedy, respectively. The address of each of the Fleet Entities is 50 Kennedy Plaza, RI MO F12C, Providence, Rhode Island 02903.
(15) The information for Mr. Smith includes 406,186, 174,079, 147,611, and 10,179 shares of Class A Common Stock held by Fleet Venture, Fleet Equity, Chisholm and Kennedy, respectively. Mr. Smith is a Senior Vice President of each of the managing general partners of Fleet Equity, a Senior Vice President of Fleet Venture, a Senior Vice President of the corporation that is the general partner of the partnership that is the general partner of Chisholm and a partner of Kennedy. He is Senior Vice President of Fleet Growth Resources II, Inc. and Silverado IV Corp. (the two general partners of Fleet Equity) and Senior Vice President of Fleet Venture and Silverado III Corp. (the general partner of the partnership Silverado III, L.P., which is the general partner of Chisholm). Mr. Smith disclaims beneficial ownership for all shares held directly by Fleet Venture and all shares held directly by Fleet Equity, Chisholm and Kennedy, except for his pecuniary interest therein. The address of this person is 50 Kennedy Plaza, RI MO F12C, Providence, Rhode Island 02903.
(16) The information for Mr. Brooks includes 959,473 shares of Class A Common Stock held by Whitney. Mr. Brooks has shared voting and investment power over such shares of Class A Common Stock with the managing members of the general partner of Whitney and disclaims beneficial ownership of such shares of Class A Common Stock. The address of this person is 177 Broad Street, Stamford, Connecticut 06901.
(17) The information for Mr. Hopper excludes 18,316 shares of Class A Common Stock held by Columbia DBS, Inc. Mr. Hopper is a shareholder of Columbia Capital Corporation and Columbia DBS, Inc. Mr. Hopper disclaims beneficial ownership of the shares of Common Stock held by Columbia DBS, Inc.
(18) See footnotes (2) and (3) with respect to Mr. Pagon, (4) with respect to Messrs. Pagon, Smith and Brooks, (5) with respect to Messrs. Pagon and Verdecchio, (6) with respect to Messrs. Verdecchio and Verlin, (7) with respect to Messrs. Verdecchio, Verlin and Lodge, (8) with respect to Mr. Lodge, (9) with respect to Mr. McEntee and Ms. Metzger, (10) with respect to Mr. Weber and (15), (16) and (17) with respect to Messrs. Smith, Brooks and Hopper, respectively.

Certain Relationships and Related Transactions

Split Dollar Agreement

         In December 1996, the Company entered into a split dollar agreement with the trustees of an insurance trust established by Marshall W. Pagon. Under the split dollar agreement, the Company agreed to pay a portion of the premiums for certain life insurance policies covering Mr. Pagon owned by the insurance trust. The agreement provides that the Company will be repaid for all amounts it expends for such premiums, either from the cash surrender value or the proceeds of the insurance policies. For 1996 and 1997, the actuarial benefit to Mr. Pagon of premiums paid by the Company amounted to $53,728 and $53,727, respectively.

Loan Program

         In February 1997, the Company adopted a program to assist its employees in obtaining loans for various purposes, including to enable employees to pay income taxes resulting from grants of Class A Common Stock by the Company. Assistance may take the form of direct loans by the Company, guarantees by the Company of loans made by third parties, or other forms of credit support or credit enhancement, including without limitation, agreements by the Company to purchase such loans, purchase any collateral securing such loans (including Class A Common Stock), lend money or otherwise provide funds for the repayment of such loans. Any direct loan by the Company may not exceed 75 percent of the market value of the Class A Common Stock at the time that the loan is made.

         In April 1997, Robert N. Verdecchio, Howard E. Verlin and Guyon W. Turner, a former executive officer of the Company, obtained loans of $432,000, $68,000 and $414,000, respectively, from a bank and pledged their shares of Class A Common Stock as security. Proceeds from the loans were used to pay tax liabilities that arose as a result of grants of the Company's Class A Common Stock. Pursuant to the loan program, the Company agreed, upon any default by the officers under the loans, to purchase from the bank the Class A Common Stock securing the loans for prices (ranging from $3.71 to $5.66 per share) sufficient to repay the loans.

Harron Designee

         In connection with the acquisition of direct broadcast satellite television rights and related assets from Harron Communications Corp. in October 1996, the Parent agreed to nominate a designee of Harron as a member of the Company's Board of Directors. James J. McEntee, III was appointed to the Company's Board of Directors as Harron's designee. Harron's right to name a designee terminates on October 8, 1998.

ViewStar DBS Acquisition

         Effective October 31, 1997, the Company acquired DIRECTV distribution rights for certain rural areas of Georgia and related assets (the "ViewStar DBS Acquisition") from ViewStar Entertainment Services, Inc. ("ViewStar"). Prior to the acquisition, Donald W. Weber, a Director of the Company, was President and Chief Executive Officer of ViewStar and together with his son owned approximately 73% of the outstanding stock of ViewStar. The ViewStar DBS Acquisition was effected through a merger of ViewStar into a subsidiary of the Company. The purchase price of the ViewStar DBS Acquisition consisted of approximately $6.4 million in cash and 397,035 shares of Class A Common Stock. The acquisition involved the execution of noncompetition agreements by Mr. Weber and his son and the execution of a shareholders agreement (which included the granting of certain registration rights on the shares of Class A Common Stock issued in connection with the acquisition).

Relationship with W.W. Keen Butcher and Affiliated Entities

         The Company has entered into an agreement with W.W. Keen Butcher (the stepfather of Marshall W. Pagon) and certain entities controlled by him (the
"KB Companies") and the owner of a minority interest in one of the KB Companies, pursuant to which the Company has agreed to provide and maintain collateral for up to $4.0 million in principal amount of bank loans to Mr. Butcher and the minority owner. Mr. Butcher and the minority owner have agreed to lend or contribute the proceeds of those bank loans to one or more of the KB Companies for the acquisition of television broadcast stations, which may be operated by the Company pursuant to local marketing agreements ("LMAs"). In return the Company has the option to purchase all the equity interests in those entities and all or that part of the assets of those entities relating to a television broadcast station in a specific geographic location. The option exercise price is equal to the costs incurred by such entity or with respect to such station, less cash revenues related thereto, plus compound interest at 12 percent per annum.

         Pursuant to this arrangement, on May 15, 1998, the Company entered into an agreement to sell one of the KB Companies the license for television station WOLF, one of the Company's television stations serving the Northeastern Pennsylvania designated market area, and to lease certain related assets, including leases and subleases for studio, office, tower and transmitter space and equipment, for a cash payment of $500,000 and ongoing rental payments of approximately $25,000 per year. The closing of this transaction will be subject to FCC consent. The option agreement described above will apply to WOLF's license and the related assets. Concurrently with the closing under the agreement described above, the Company and the KB Company will enter into an LMA, pursuant to which the Company will provide programming to WOLF and retain all revenues generated from advertising in exchange for certain payments to the KB Company. The financial terms of the LMA have not been finalized; however, the term of the LMA will be seven years, with two automatic renewals.

         The Company also intends to assign to one of the KB Companies its option to acquire the FCC authorizations for unbuilt television station WFXU, and to sell certain related assets, including leases and subleases for studio, office, tower and transmitter space and equipment for WFXU to that KB Company. WFXU will rebroadcast WTLH pursuant to the terms of an LMA. The terms of this transaction have not been finalized, and the closing of the transaction is subject to FCC consent.

         The Company believes that all of these transactions, including those with respect to WOLF and WFXU, will be done at fair value.

         The acquisition of WOLF and WFXU, and the related proposed LMAs, are subject to no adverse regulatory rulings or requirements. Because of the pendency of certain rulemaking proceedings at the FCC, and the ever-changing interpretations of policy by the FCC, FCC approval of the acquisition, and continuing approval for the LMAs, cannot be guaranteed.

DTS Acquisition

         On April 27, 1998, the Company acquired DTS through the merger of a subsidiary of the Company into DTS. Prior to the DTS Merger, DTS was the second largest independent provider of DIRECTV(R) services serving 140,000 subscribers in ten states and reaching approximately 140,000 subscribers.

         In connection with the DTS Merger, Pegasus issued approximately 5.5 million shares of its Class A Common Stock to the stockholders of DTS and assumed approximately $159 million of debt as of December 31, 1997 and granted registration rights to certain of DTS' stockholders, including Columbia, Whitney, the Fleet Entities and Harry F. Hopper, III. Mr. Hopper received shares of Class A Common Stock in the DTS Merger and has an ownership interest in Columbia, which received 429,812 shares. See "Additional Information -- Principal Stockholders." As a result of the DTS Merger and pursuant to the Voting Agreement, Michael C. Brooks, Harry F. Hopper, III and Riordon B. Smith were elected to the Company's Board of Directors. See "-- Certain Relationships and Related Transactions -- Voting Agreement."

Voting Agreement

         On April 27, 1998, in connection with the DTS Merger, the Company, Marshall W. Pagon and a number of partnerships and corporations controlled by him, and Fleet Venture, Fleet Equity, Chisholm, Kennedy, Whitney, Columbia and Columbia DBS, Inc. entered into the Voting Agreement. The Voting Agreement covers all shares of Class B Common Stock and other voting securities of Pegasus held at any time by Mr. Pagon and his controlled entities and shares of Class A Common Stock received in the DTS Merger by Chisholm, Columbia, Whitney and the other former stockholders of DTS who are parties to the Voting Agreement and provides that holders of such shares vote their respective shares in the manner specified in the Voting Agreement. In particular, the Voting Agreement establishes that the Board of Directors of the Company will consist initially of nine members: three independent directors (as this term is defined in the Voting Agreement), three directors designated by Mr. Pagon and one director to be designated by each of Chisholm, Columbia and Whitney. The Voting Agreement also provides that the committees of the Board of Directors will consist of an audit committee, a compensation committee and a nominating committee, with each committee consisting of one independent director, one director designated by Mr. Pagon and one director to be designated by a majority of the directors designated by Chisholm, Columbia and Whitney. As a result of the Voting Agreement, the parties thereto have the power without the need for the vote of any stockholder, to elect the entire Board of Directors. James J. McEntee, III, Mary C. Metzger and Donald W. Weber are serving as independent directors of the Company. Marshall W. Pagon and Robert N. Verdecchio are serving as directors of the Company as designees of Mr. Pagon. When elected to the Board of Directors, William P. Phoenix will serve as a director of the Company as a designee of Mr. Pagon. Harry F. Hopper, III, Michael C. Brooks and Riordon B. Smith are serving as directors of the Company as designees of Columbia, Whitney and Chisholm, respectively.

         The Voting Agreement terminates with respect to any covered share upon the sale or transfer of any such share to any person other than a permitted transferee. In addition, the right of Chisholm, Columbia and Whitney to designate a director terminates when the Fleet Entities, Columbia and Whitney, respectively, cease owning one-half of the shares originally received by them in the DTS Merger or in certain other circumstances.

CIBC Oppenheimer and Affiliates

         William P. Phoenix, a nominee for election to Pegasus' Board of Directors, is a managing director of CIBC Oppenheimer Corp. CIBC Oppenheimer Corp. and its affiliates (collectively, "CIBC") have provided various services to Pegasus and its subsidiaries (including DTS) since the beginning of 1997. Services to DTS described below include services provided prior to DTS becoming a subsidiary of Pegasus on April 27, 1998.

         CIBC served as one of the underwriters in Pegasus' January 1997 unit offering of preferred stock and warrants to purchase shares of Class A Common Stock, the sole initial purchaser in Pegasus' October 1997 Rule 144A offering of senior notes, and one of the initial purchasers in DTS' July 1997 Rule 144A offering of senior subordinated notes. In such capacities, CIBC has received customary underwriting discounts and commissions. CIBC has also acted as agent and/or lender to Pegasus and its subsidiaries as follows: (i) agent and a lender in connection with a $130.0 million credit facility entered into by Pegasus Satellite Holdings, Inc. in July 1997, which was terminated in October 1997 and repaid with proceeds of Pegasus' October 1997 senior notes offering; (ii) agent and a lender in connection with a $50.0 million credit facility entered into by PM&C in August 1996 and terminated in December 1997 upon PM&C entering into its current credit facility; and (iii) arranger, administrative agent and a lender in connection with DTS' $90.0 million credit facility, which was entered into in November 1996 and currently remains in effect. For such services, CIBC received customary closing and agent fees. In addition to serving in these capacities, CIBC has provided fairness opinions to Pegasus and/or its subsidiaries in connection with certain related party transactions (the acquisition of ViewStar from Donald W. Weber, a director of Pegasus, and an intercompany loan from Pegasus to one of its subsidiaries) and has served as solicitation agent with respect to certain amendments to Pegasus' 12-3/4% Series A Cumulative Exchangeable Preferred Stock due 2007 and as a standby purchaser in connection with DTS' offer to repurchase its senior subordinated notes as a result of the change of control arising from Pegasus' April 27, 1998 acquisition of DTS. Pegasus believes that all fees paid to CIBC in connection with these transactions were customary. During 1997, Pegasus (or its subsidiaries) and DTS paid an aggregate of $5,574,000 and $2,130,000, respectively, to CIBC, which amounts represented CIBC's proportionate share of underwriting discounts and commissions and fees incurred in its capacity as a lender and/or agent under its credit facilities with Pegasus and its subsidiaries and with DTS. In 1998, for services rendered to date, Pegasus (or its subsidiaries) and DTS, in its capacity as a subsidiary of Pegasus, paid or will pay to CIBC an aggregate of $761,000 in fees. Pegasus anticipates that it or its subsidiaries may engage the services of CIBC in the future, although no such engagement is currently contemplated.

Stockholder Proposals

         In order to be eligible for inclusion in the Company's proxy materials for the 1999 Annual Meeting of Stockholders, stockholders' proposals to take action at such meeting must comply with applicable Commission rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page one of this Proxy Statement and must be received by the Company not later than January 22, 1999.

Miscellaneous

         A copy of the Company's Form 10-K/A for the year ended December 31, 1997 is being mailed simultaneously herewith to stockholders but is not to be regarded as proxy solicitation material.

         The Company, upon request, will furnish to record and beneficial holders of its Common Stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements but without exhibits and schedules) for fiscal 1997. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the Secretary, at the offices of the Company set forth on page one of this Proxy Statement.

                                             By order of the Board of Directors,

                                             TED S. LODGE
May 22, 1998                                 Secretary

                                   APPENDIX A
                                  FORM OF PROXY

                       PEGASUS COMMUNICATIONS CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE


The undersigned, revoking all prior proxies, hereby appoints Marshall W. Pagon, Robert N. Verdecchio and Ted S. Lodge, or any of them, with full power of substitution, as the undersigned's proxies to vote all the shares of Class A Common Stock of Pegasus Communications Corporation (the "Company") held of record by the undersigned on May 15, 1998, at the Annual Meeting of Stockholders of the Company to be held on June 17, 1998 and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

1. ELECTION OF DIRECTORS
   Nominees:   Marshall W. Pagon, Michael C. Brooks, Harry F. Hopper, III,
               James J. McEntee, III, Mary C. Metzger, William P. Phoenix,
               Riordon B. Smith, Robert N. Verdecchio and Donald W. Weber.

   [ ] FOR                      [ ] WITHHOLD AUTHORITY               [ ] ABSTAIN
       All nominees listed          To vote for all nominees listed

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

   -----------------------------------------------------------------------------
                           (Continued on reverse side)

2. Ratification of the appointment of Coopers & Lybrand L.L.P. as independent public accountants for the Company for the year ending December 31, 1998.

    [ ] FOR                     [ ] AGAINST                          [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

You are urged to sign and return this proxy so that you may be sure that your shares will be voted.

                                        Dated:_____________________, 1998

                                  ---------------------------------------------
                                           Signature of Stockholder

                                  ---------------------------------------------
                                           Signature of Stockholder

Please sign exactly as your name appears hereon, date and return promptly. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should indicate their capacity when signing.